Sub-Advisory Agreement

between

Centre Asset Management, LLC and Hudson Canyon Investment Counselors, LLC

This sub-advisory agreement (“Sub-Advisory Agreement”), dated as of November 4, 2013, is by and between Centre Asset Management, LLC (the “Adviser”), a New York limited liability company that is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Hudson Canyon Investment Counselors, LLC (the “Sub-Adviser”), a Delaware limited liability company that is registered with the SEC as an investment adviser under the Advisers Act.

WHEREAS, the Adviser provides investment advisory services to Centre Active U.S. Treasury Fund (the “Fund”), a series of Drexel Hamilton Mutual Funds (the “Trust”), pursuant to an investment advisory agreement dated November 4, 2013 (the “Advisory Agreement”) with the Trust, on behalf of the Fund;

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Advisory Agreement permits the Adviser, subject to the requirements of the 1940 Act and the prior approval of the Board of Trustees of the Trust (the “Board” or the “Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust or of the Adviser (“Independent Trustees”) and, if required by law, shareholder approval, to delegate certain of its duties under the Advisory Agreement to other registered investment advisers;

WHEREAS, it is intended that the Fund be a third-party beneficiary under this Sub-Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish investment advisory services for the Fund and the Sub-Adviser is willing to provide those services on the terms and conditions set forth in this Sub-Advisory Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Adviser and the Sub-Adviser hereby agree as follows:

1)	APPOINTMENT; DELIVERY OF DOCUMENTS.

(a)

The Adviser hereby appoints the Sub-Adviser, and the Sub-Adviser hereby accepts such appointment, to serve as sub-adviser to the Fund. The Sub-Adviser shall, subject to the oversight of and review by the Adviser and, as applicable, the Board, manage the investment and reinvestment of the assets of the Fund and, without limiting the generality of the foregoing, provide other services as specified herein.

(b)

In connection therewith, the Adviser has delivered to the Sub-Adviser copies of (i) the Trust’s Declaration of Trust and Bylaws, as each may be amended from time to time (collectively, as amended from time to time, “Charter Documents”), (ii) the current Prospectus and Statement of Additional Information of the Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) included in the Registration Statement of the Trust filed with the SEC on Form N-1A, (iii) each current shareholder services plan or similar document adopted with respect to the

Fund; and (iv) all compliance procedures adopted by the Trust with respect to the Fund relating to the Sub-Adviser’s services hereunder. The Adviser shall, as promptly as practicable, furnish the Sub-Adviser with all amendments of or supplements to the foregoing. The Adviser shall deliver to the Sub-Adviser: (x) a copy of the resolution of the Board approving this Sub-Advisory Agreement; (y) a copy of all proxy statements and related materials relating to the Fund, if any; and (z) any other documents, materials or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Sub-Advisory Agreement.

(c)

The Sub-Adviser has delivered to the Adviser and the Trust (i) a copy of the Sub-Adviser’s Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act (“Code of Ethics”); and (iii) a copy of its compliance policies and procedures adopted pursuant to the Advisers Act and any other applicable laws, rules and regulations, which policies and procedures shall include the Sub-Adviser’s proxy voting policies and procedures, which may be described or included in the Prospectus. The Sub-Adviser shall promptly furnish the Adviser and Fund with any amendments of or supplements to the foregoing before or at the time that such amendments become effective or as soon as practicable thereafter. In addition, the Sub-Adviser shall timely furnish (x) to the Board the certifications and reports required by Rule 17j-1 under the 1940 Act with respect to the Sub-Adviser’s Code of Ethics and (y) to the Trust’s chief compliance officer such other certifications as may be reasonably required under Rule 38a-1.

2)	DUTIES OF THE SUB-ADVISER

(a)

Subject to the terms hereof, the Sub-Adviser shall make investment decisions for the Fund, including all decisions concerning the purchase or sale of securities and other investment assets, and shall manage the Fund’s investment portfolio in conformity with the investment objective, policies and restrictions of the Fund as set forth in the Prospectus and with such other policies and restrictions that may be established by the Board and disclosed to the Sub-Adviser. In connection therewith, the Sub-Adviser is authorized to place orders and issue instructions to effect portfolio transactions for the Fund, and shall vote, on behalf of the Fund, all proxies and exercise all other rights of the Fund with respect to securities owned by the Fund, subject to such proxy voting policies as approved by the Board.

(b)

The Sub-Adviser is authorized to establish and maintain accounts on behalf of the Fund, place orders for the purchase and sale of investments with or through such persons, brokers or dealers as the Sub-Adviser may elect, and negotiate commissions to be paid by the Fund on such transactions. In selecting brokers or dealers and placing orders, the Sub-Adviser shall seek to obtain best execution.

The Sub-Adviser may cause the Fund to pay a broker that provides eligible brokerage and research services to the Sub-Adviser a commission in excess of the commission that another broker would have charged for effecting the same transaction provided (i) the Sub-Adviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the broker in the terms of the particular transaction or in terms of the Sub-Adviser’s overall responsibilities with respect to the Fund and the other accounts as to which the Sub-Adviser exercises investment discretion, and (ii) the Sub-Adviser otherwise complies with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended.

To the extent that the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund and its advisory clients, the Sub-Adviser may aggregate purchase and sale orders of the Fund with contemporaneous purchase and sale orders of such other advisory clients. In such event, allocation of these securities and the expenses incurred in the transaction will be made by the Sub-Adviser in the manner it reasonably considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c)

The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; (iii) each account participating in an aggregated order will participate at the average share price for all transactions in that security or a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iv) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act.

(d)

The Sub-Adviser will report to the Board at each meeting thereof as requested by the Adviser or the Board all material changes in the Fund’s investment portfolio since the prior report, and will also keep the Board and the Adviser informed of important developments affecting the Fund’s investments and/or the Sub-Adviser. The Sub-Adviser will also furnish the Board and the Adviser with such statistical and analytical information with respect to investments of the Fund as the Board reasonably may request. In making purchases and sales of securities and other investment assets for the Fund, the Sub-Adviser will comply with the limitations imposed by the Fund’s Charter Documents of which the Adviser has made the Sub-Adviser aware; the investment objective, investment policies and investment restrictions of the Fund; the Prospectus, SAI; and the 1940 Act, the Securities Act of 1933, as amended (the “Securities Act”), the Internal Revenue Code of 1986, as amended, and other applicable laws and the rules and regulations thereunder.

(e)

The Sub-Adviser will report to the Board and the Adviser all material matters related to and all important developments affecting the Sub-Adviser that may impact the Sub-Adviser’s ability to provide the services specified herein, and in each case will furnish such information in this regard as the Sub-Adviser may believe appropriate for this purpose. On an annual basis, the Sub-Adviser shall report on its compliance with its Code of Ethics and its compliance policies and procedures to the Adviser and to the Board and upon the written request of the Adviser or the Fund, the Sub-Adviser shall permit the Adviser and the Fund, or their respective representatives to examine the reports required to be made to the Sub-Adviser by its personnel under its Code of Ethics and its compliance policies and procedures. The Sub-Adviser will notify the Adviser and the Fund in writing of any possible or intended change of control of the Sub-Adviser at least 90 days prior to any such changes or such shorter period as the parties may agree, and, prior to or promptly thereafter, any change in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser. In the event of any change of control of the Sub-Adviser, the Sub-Adviser shall bear the costs related to such event, including but not limited to the costs of preparing, printing and mailing any proxy statements to shareholders as may be required as a result of such change. If any change of control of the Sub-Adviser occurs after the Fund has in excess of $100 million in net assets upon such date, then such costs related to such event shall be borne equally by the Adviser and Sub-Adviser.

(f)

The Sub-Adviser will maintain such records relating to the Fund’s portfolio transactions and the placing and allocation of brokerage orders as agreed to by the parties and as are not otherwise maintained by the Fund or its other service providers, including the Adviser. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Sub-Advisory Agreement required to be prepared and maintained by the Sub-Adviser or the Fund pursuant to applicable law. To the extent required by law, the books and records pertaining to the Fund, which are in possession of the Sub-Adviser, shall be the property of the Fund. The Adviser and the Fund, or their respective representatives, shall have access to such books and records at all times during the Sub-Adviser’s normal business hours. Upon the reasonable request of the Adviser or the Fund, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Adviser and the Fund, or their respective representatives.

(g)

The Sub-Adviser will cooperate with the Fund’s independent registered public accounting firm and shall take reasonable action to make all necessary information available to such firm for the performance of the firm’s duties.

(h)

The Sub-Adviser will provide to the Fund’s custodian and fund accountant each business day information relating to all transactions concerning the Fund’s assets. In accordance with procedures adopted by the Board, the Sub-Adviser is responsible for assisting in the fair valuation of all Fund assets and will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Sub-Adviser for each asset for which the Fund’s fund accountant does not obtain prices in the ordinary course of business.

(i)

The Sub-Adviser shall not consult with any other sub-adviser of any other series of the Trust concerning transactions relating to a series of the Trust in which (a) the Sub-Adviser of any of its affiliated persons serves as principal underwriter, or (b) such other sub-adviser or any of its affiliated persons serves as principal underwriter.

3)	TRUST’S NAME; ADVISER’S NAME

The Sub-Adviser will have no rights relating to the Trust’s name, the Fund’s name or in the name “Centre” as it is used in connection with investment products, services or otherwise, and the Sub-Adviser will make no use of such names without the express written consent of the Trust, the Fund or the Adviser, as the case may be; provided that notwithstanding anything in this Sub-Advisory Agreement, the Sub-Adviser shall be entitled to use the Fund’s name and the name “Centre” in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and in connection with performing its obligations under this Sub-Advisory Agreement.

4)	INDEPENDENT CONTRACTOR

The Sub-Adviser will be an independent contractor in performing its duties under this Sub-Advisory Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Trust, the Fund or the Adviser in any way or otherwise be deemed an agent of the Trust, the Fund or the Adviser.

5)	COMPENSATION; EXPENSES

(a)

In consideration of the foregoing, the Sub-Adviser shall be paid by the Adviser or its agent the fee specified in Appendix A hereto. Such compensation shall be accrued daily and be payable quarterly in arrears by the thirtieth day of each calendar quarter for services performed hereunder during the prior calendar quarter. If fees begin to accrue in the middle of a quarter or if this Sub-Advisory Agreement terminates before the end of any quarter, all fees for the period from that date to the end of that quarter or from the beginning of that quarter to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full quarter in which the effectiveness or termination occurs. Upon the termination of this Sub-Advisory Agreement with respect to the Fund, the Adviser or its agent shall pay to the Sub-Adviser such compensation as shall be payable prior to the effective date of termination.

(b)

During the term of this Sub-Advisory Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Sub-Advisory Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it reasonably believes to be particularly fitted to assist it in the execution of its duties under the Sub-Advisory Agreement. Except as set forth in Appendix A, the Sub-Adviser shall not be responsible for the expenses of the Adviser or the Fund, including any extraordinary and non-recurring expenses. The Sub-Adviser will be responsible for travel and related expenses incurred by its own personnel to attend meetings with the Board or with the Adviser as well as reasonable travel, preparation of materials activities, etc. associated with the sales and business development of the Fund.

6)	LIABILITY; STANDARD OF CARE

(a)

The Sub-Adviser shall not be liable to the Adviser, the Trust or the Fund for any mistake of law, error of judgment or any loss arising out of any act or omission in connection with any service rendered under this Sub-Advisory Agreement, except by reason of lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Adviser, the Trust or the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b)

The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective officers, directors, trustees and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and reasonable expenses, including reasonable attorneys’ fees, which may be sustained as a result of (i) the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations hereunder, (ii) the Sub-Adviser’s violation of applicable law, including, without limitation, federal and state securities laws and the Commodity Exchange Act or (iii) the Sub-Adviser’s material breach of this Sub-Advisory Agreement.

(c)

The parties hereto acknowledge and agree that the Fund is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Sub-Adviser under this Sub-Advisory Agreement and as to the rights and privileges to which the Adviser is entitled pursuant to this Sub-Advisory Agreement, and that the Fund is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

7)	EFFECTIVENESS, DURATION AND TERMINATION

(a)

Unless sooner terminated as hereinafter provided, this Sub-Advisory Agreement shall become effective on the date set forth above and shall remain in effect [for two years from such date/until November 4, 2015] and shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved at least annually: (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

(b)

This Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by (i) the Board; (ii) vote of a majority of the outstanding voting securities of the Fund; or (iii) the Adviser, on no less than 60 days’ written notice to the Sub-Adviser; and, may be terminated at any time, without the payment of any penalty, by the Sub-Adviser on no less than 60 days’ written notice to the Fund. This Sub-Advisory Agreement shall terminate immediately upon its assignment or upon termination of the Advisory Agreement.

8)	ACTIVITIES OF THE SUB-ADVISER

(a)

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-Adviser’s right, or the right of any of the Sub-Adviser’s directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)	The Sub-Adviser shall not, without prior written consent of the Adviser:

(i) launch, promote or market on its own behalf, advise or sub-advise to another party any registered investment company or pooled investment vehicle for sales to US based investors with substantially identical investment objectives and policies as those of any series of the Trust; and/or

(ii) manage any segregated investment portfolios for the Adviser’s clients or bona-fide client prospects domiciled in the U.S. and not otherwise known to the Sub-

Adviser with substantially identical investment objectives, policies and strategies as those of the Fund without compensation to the Adviser equal to 20% of the fees received by the Sub-Adviser, subject to any limitations as may be required by law or regulation.

9)	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SUB-ADVISER

The Sub-Adviser represents, warrants and covenants to the Adviser that:

(a)	the Sub-Adviser is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Sub-Advisory Agreement remains in effect);

(b)	the Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Sub-Advisory Agreement;

(c)

the Sub-Adviser has met, and will seek to continue to meet for so long as this Sub-Advisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Sub-Advisory Agreement;

(d)

the Sub-Adviser will promptly notify the Adviser and the Fund of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(e)	the Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of New York with the power to carry on its business as it is now being conducted;

(f)	the Sub-Adviser will provide a back-up certification in a form reasonably satisfactory to each party relating to each annual and semi-annual report filed on Form N-CSR by the Trust;

(g)

the Sub-Adviser has adopted, maintains and implements written compliance policies and procedures as required by Rule 206(4)-7 of the Advisers Act, including written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P. The Sub-Adviser will provide the Adviser with a summary of its policies and procedures and, upon reasonable request by the Adviser, shall either (i) certify that the Sub-Adviser has complied in all material respects with such policies and procedures or (ii) provide a written report to the Adviser describing any material violations of such policies and procedures; and

(h)	the Sub-Adviser has adopted proxy voting policies that comply in all material respects with the requirements of the Advisers Act.

10)	REPRESENTATIONS, WARRANTIES AND COVENANTS OF ADVISER

The Adviser represents, warrants and covenants to the Sub-Adviser that:

(a)	The Adviser is registered as an investment adviser under the Advisers Act;

(b)	The Adviser is a limited liability company duly organized and validly existing under the laws of the State of New York with the power to carry on its business as it is now being conducted;

(c)

The execution, delivery and performance by the Adviser of this Sub-Advisory Agreement are within its powers and have been duly authorized by all necessary action, and the Adviser has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the appointment of the Sub-Adviser under this Sub-Advisory Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Sub-Advisory Agreement;

(d)	This Sub-Advisory Agreement is a valid and binding agreement of the Adviser;

(e)	The Advisory Agreement permits the Adviser to delegate to a sub-adviser the duties of the Sub-Adviser set forth herein;

(f)	This Sub-Advisory Agreement has been duly and validly approved by the Board of Trustees of the Trust and by shareholders of the Trust in accordance with Section 15 of the 1940 Act; and

(g)

The Adviser has provided to the Sub-Adviser the Prospectus and agrees to provide the Sub-Adviser with all supplements or amendments thereto and to advise the Sub-Adviser promptly in writing of any changes in the Fund’s investment policies or restrictions.

11)	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties made by the parties pursuant to Sections 9 and 10 will survive for the duration of this Sub-Advisory Agreement, and the Sub-Adviser and the Adviser will immediately notify the other party hereto and the Trust in writing upon becoming aware that any of the foregoing representations and warranties made by it are no longer true.

12)	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees and the shareholders of the Fund shall not be liable under this Sub-Advisory Agreement, and the Sub-Adviser agrees that, in asserting any rights or claims under this Sub-Advisory Agreement, it shall not look to the assets and property of the Trust, the Fund, the Trustees or the shareholders of the Fund.

13)	CONFIDENTIALITY

Subject to the duties of the Sub-Adviser to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, the Sub-Adviser shall, during the term of this Sub-Advisory Agreement and for a period of 5 years thereafter, treat as confidential all non-public information pertaining to the Fund and the actions of the Sub-Adviser, the Adviser and the Trust in respect thereof. Information disclosed in voluntary and required reports to shareholders of the Trust and to regulatory authorities or otherwise in the public domain other than by action of the Sub-Adviser is deemed to be public information. The Sub-Adviser agrees to adhere to the privacy policies adopted by the Trust pursuant to Regulation S-P. The Sub-Adviser has adopted, implemented and agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information, and to ensure proper disposal of such information, relating to Fund shareholders in compliance with Regulation S-P. The Sub-Adviser will not share any nonpublic personal information concerning Fund shareholders with any other party except as necessary for the performance of duties under this Sub-Advisory Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.

14)	MISCELLANEOUS

(a)

This Sub-Advisory Agreement may be amended or modified by a written agreement properly authorized and executed by both parties hereto; provided that, if required by law, such amendment shall also have been approved by a vote of a majority of the outstanding voting securities of the Fund and by a majority of the Trustees who are not parties to the Sub-Advisory Agreement or interested persons of the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

(b)	Neither party to this Sub-Advisory Agreement shall be liable to the other party for consequential damages under any provision of this Sub-Advisory Agreement.

(c)	This Sub-Advisory Agreement shall be governed by, and the provisions of this Sub-Advisory Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)	This Sub-Advisory Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)	This Sub-Advisory Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)

If any part, term or provision of this Sub-Advisory Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Sub-Advisory Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(g)	Section headings in this Sub-Advisory Agreement are included for convenience only and are not to be used to construe or interpret this Sub-Advisory Agreement.

(h)

Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)	No affiliated person, employee, agent, director, officer or manager of the Sub-Adviser shall be liable at law or in equity for the Sub-Adviser’s obligations under this Sub-Advisory Agreement.

(j)	The terms “vote of a majority of the outstanding voting securities”, “interested person”, “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

(k)

Each of the undersigned warrants and represents that he or she has full power and authority to sign this Sub-Advisory Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Sub-Advisory Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be duly executed all as of the day and year first above written.

Centre Asset Management, LLC

/s/ James Abate
Name: James Abate
Title: Managing Director

Hudson Canyon Investment Counselors, LLC

/s/ Joseph Cajigal
Name: Joseph Cajigal
Title: Chief Executive Officer

APPENDIX A

Centre Active U.S. Treasury Bond Fund

Sub-Advisory Fee:

The Sub-Advisory Fee shall be equal to the lesser of (i) 0.20% (20 basis points) of the average daily net assets of the Fund and (ii) 50% of the net advisory fee received by the Adviser from the Fund after giving effect to any contractual or voluntary expense cap borne by the Adviser.

Fees will be accrued daily on the basis of the daily valuation of the Fund. Fees will be calculated as set forth in the Prospectus. Fees will be billed in arrears for each quarter and payable in U.S. Dollars within 30 days after quarter end and upon receipt of an invoice by the Adviser. Fees will be pro rated upon termination.

The Adviser may recoup any waived amount of fees or expenses from the Fund if such recoupment does not cause the Fund to exceed existing expense limitations and the recoupment is effected within three years after the year in which the Adviser incurred such expense or made such waiver. The Sub-Adviser is eligible to recoup from the Adviser a proportional amount of the Adviser’s recoupment, according to the sub-advisory fee share detailed in this Appendix A.